EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amended Current Report on Form 8-K/A and the following registration statements of Chemical Financial Corporation:

No. 333-196687 on Form S-3; and

Nos. 333-133962, 333-157569, 333-166377, 333-181140, 333-202555, 333-203742 and 333-210520 on Form S-8

of our report dated February 29, 2016, relating to the consolidated financial statements of Talmer Bancorp, Inc. and the effectiveness of internal control over financial reporting as of December 31, 2015, which appears in the Annual Report on Form 10-K of Talmer Bancorp, Inc. for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

September 20, 2016